Exhibit 99.2
Xcorporeal, Inc.
11400 W. Olympic Blvd., Suite 200
Los Angeles, California 90064
(310) 738-5138
December 15, 2006
Via Facsimile, Electronic Mail, and U.S. Mail
National Quality Care, Inc.
9033 Wilshire Boulevard, Suite 501
Beverly Hills, California 90211
Attn: Mr. Robert Snukal, CEO
Re:	Merger Agreement (“Agreement”) between National Quality Care, Inc. (“NQCI”) and Xcorporeal, Inc. (“Xcorporeal”) dated September 1, 2006
Dear Bob:
     We have all been proceeding diligently to move forward with the Merger Transaction under the Agreement, and to date NQCI has not exercised its right to terminate the Merger Transaction and proceed with the Technology Transaction.
     Unfortunately, NQCI has been unable to address many of the issues set forth in my November 30, 2006 letter, a copy of which is enclosed for your reference. We have advised you that we may not insist that all of the demanded manners of cure be accomplished by year end if it is not reasonably possible to do so (such as having the rejected patents issued), provided that we are provided with reasonable assurance the matters will be promptly and diligently addressed. However, many of the cures that could and should have been accomplished by now (such as adopting the required financial controls and procedures) have not been, and it appears that many of the breaches will not be cured by year end.
     Xcorporeal will have no obligation to issue or deliver any shares of its common stock after December 31, 2006, unless the parties mutually agree to extend that deadline. NQCI has repeatedly requested that Xcorporeal agree to extend the deadline, which Xcorporeal has not agreed to do.
     The board of directors of Xcorporeal may decide to agree to extend the deadline under Section 6(A)(4), but we can provide you with no assurance that this will be the case. Our board’s decision will likely depend on many factors, including the nature and extent of any problems still remaining on December 29, 2006, the effort and progress that

National Quality Care, Inc.
December 15, 2006

has been made to resolve them, the perceived likelihood that they will be resolved within a very short period of time, the potential liability that may be incurred by proceeding with a merger, and our investor’s desire to have a finalized capital structure at year end. The board will, of course, be guided primarily by its fiduciary duty to Xcorporeal’s current stockholders, and will likely agree to extend the deadline only if they determine that doing so will be in their best interests.
     Based on the numerous substantial problems that have been uncovered to date, it appears unlikely that Xcorporeal will be reasonably satisfied with the results of its due diligence by year end. Indeed, unless all of the open issues are adequately addressed, it is quite possible that Xcorporeal will never be sufficiently satisfied to incur the risk of proceeding with the Merger Transaction. We will continue to diligently pursue the Merger Transaction, but as the time remaining is growing very short, we want to be sure that you and your board are fully and fairly informed of the situation so that you can proceed accordingly.
     Please let me know if there is anything more that anyone from Xcorporeal may do to assist you in addressing these important matters.

Sincerely,

Daniel S. Goldberger

Encl.
cc: Jeffrey P. Berg, Esq.